CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

                April 29, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Chindex International, Inc. (the “Company”) to be held at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, MD, 20814, on Friday, June 10, 2011 at 1:00 P.M., local time.  The matters to be acted upon at that meeting are set forth and described in the Notice of Annual Meeting and Proxy Statement that accompany this letter.  We request that you read these documents carefully.

We hope that you plan to attend the meeting.  However, if you are not able to join us, we urge you to exercise your right as a stockholder and vote.  Please promptly sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope.  You may, of course, attend the Annual Meeting and vote in person even if you have previously mailed your proxy card.

                Sincerely,

                ROBERTA LIPSON
                Chief Executive Officer

IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE.

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2011

To the Stockholders of Chindex International, Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Chindex International, Inc. (the “Company”) will be held at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, MD, 20814, on Friday, June 10, 2011 at 1:00 P.M., local time, to consider and act upon the following matters:

1.	To elect seven directors;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation;

4.
To ratify the selection of BDO USA, LLP by the Audit and Finance Committee of the Company’s Board of Directors (the “Board of Directors”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and

5.	To attend to any other business properly presented at the meeting or any adjournment thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.  A copy of our Annual Report for the fiscal year ended December 31, 2010 (the “Annual Report”) is enclosed.  This Notice and Proxy Statement, the proxy card and the Annual Report are being mailed on or about April 29, 2011.  The close of business on April 22, 2011 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

ELYSE BETH SILVERBERG Secretary

Bethesda, Maryland
April 29, 2011

All stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you attend the Annual Meeting, it is important that your shares be represented.  Each stockholder is urged to sign, date and return the enclosed proxy card, which is being solicited on behalf of the Board of Directors.  An envelope addressed to the Company’s transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

PROXY STATEMENT TABLE OF CONTENTS

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

_____________________

PROXY STATEMENT
_____________________

General

This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (“Common Stock”), and Class B Common Stock, par value $.01 per share (“Class B Common Stock”), of Chindex International, Inc. (the “Company”) in connection with the solicitation by and on behalf of its Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 10, 2011, at 1:00 P.M., local time, at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, MD, 20814, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement is first being mailed on or about April 29, 2011.

Proposals To Be Voted On and the Board’s Voting Recommendations

You are being asked to vote on the following proposals:

1.	Election of seven directors - - the Board recommends a vote FOR each director.

2.	Approval, on an advisory basis, of the Company’s executive compensation - - the Board recommends a vote FOR approval.

3.	Voting, on an advisory basis, on the frequency of future advisory votes on executive compensation - - the Board recommends a vote in favor of EVERY THREE YEARS.

4.	Ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm - - the Board recommends a vote FOR ratification.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting instruction form but do not provide voting instructions, it will be voted (1) in accordance with the Board’s recommendation as described in the previous paragraph, and (2) at the discretion of the proxy holders with regard to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Revocability of Proxies

You may revoke a proxy at any time before the Annual Meeting by filing with Elyse Beth Silverberg, the Secretary of the Company (the “Secretary”), at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and electing to vote in person.  Attending the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Outstanding Shares

The Board of Directors has fixed the close of business on April 22, 2011 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  As of the Record Date, there were 15,323,041 shares of Common Stock and 1,162,500 shares of Class B

Common Stock outstanding.  The shares of Class B Common Stock are convertible at any time at the option of the holder and automatically upon the occurrence of certain circumstances into shares of Common Stock on a one-for-one basis.

Quorum

Conducting business at the Annual Meeting requires a quorum.  For a quorum to exist, stockholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy.  Proxies submitted that contain abstentions or broker non-votes will be deemed present at the Annual Meeting for purposes of determining the presence of a quorum.  A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.

If a quorum is not present or represented at the Annual Meeting, then the stockholders entitled to vote who are present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present.  If the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, then no further notice of the adjourned meeting need be given.  If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the Annual Meeting to solicit additional proxies.

Voting

When voting together, each holder of Common Stock is entitled to one vote for each share held by such holder and each holder of Class B Common Stock is entitled to six votes for each share held by such holder.  The Company’s certificate of incorporation provides that the Common Stock and the Class B Common Stock vote together as a single class on all matters on which they may vote, except when class voting is required by law.

You may vote either in person at the meeting or by proxy.  The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Annual Meeting.  If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares over the Internet or by telephone.  A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone.  If your bank or brokerage firm is participating in such a program, your voting form will provide instructions.  If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees.  You may vote FOR, AGAINST or ABSTAIN on the proposal to approve our executive compensation and the proposal to ratify the appointment of the auditors.  For the vote on the frequency of future votes on executive compensation, you may vote to have such votes held every 1 YEAR, 2 YEARS, 3 YEARS, or ABSTAIN.

The Company’s bylaws provide that directors are elected by a plurality vote.  Thus, the seven nominees for election as directors who receive the most votes cast will be elected.  Shares that are not voted, either because you marked your proxy card to withhold authority to vote for one or more nominees or because they are “broker non-votes” (shares are held of record by a bank or brokerage firm for which you have not furnished voting instructions and which the broker has no discretionary authority to vote on a particular Item without such instructions), will have no impact on the election of directors.

Each of the advisory approval of the Company’s executive compensation and the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes of stockholders present in person or represented by proxy and voting on such matters, provided a quorum is present.  Under Delaware law, abstentions  are considered votes against such matters and broker non-votes will have no effect on the vote on such matters.  With respect to the advisory vote on the frequency of future votes on executive compensation, we will consider stockholders to have expressed a preference for the frequency that receives the highest number of favorable votes.  Abstentions and broker non-votes will have no effect on the vote on this proposal.

Under current rules of the New York Stock Exchange to which its members are subject, brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions with respect to ratification of the selection of the Company’s independent registered public accounting firm, but not with respect to the election of directors or any of the other proposals.  Broker non-votes are counted for purposes of determining a quorum.

Stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Audit and Finance Committee of the Board of Directors is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.  The Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Results of Voting

The results of the voting will be announced at the meeting. We will also publish the results in a Form 8-K which we will file with the Securities and Exchange Commission (the “Commission” or the “SEC”).

Costs of Proxy Solicitation

The cost of preparing and mailing this Proxy Statement and accompanying materials will be borne by the Company.  The Company also will reimburse brokers who are holders of record of Common Stock for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of such shares.  In addition to the use of the mails, proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, email, telegraph or in person.

Internet Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to stockholders for the fiscal year ended December 31, 2010 are available at http://ir.chindex.com/ProxyMaterials-2011.cfm.

PROPOSAL 1—ELECTION OF DIRECTORS

Seven directors will be elected this year for terms expiring in 2012. The nominees for election are:

Holli Harris
Carol R. Kaufman
Roberta Lipson
Kenneth A. Nilsson
Julius Y. Oestreicher
Lawrence Pemble
Elyse Beth Silverberg

Each nominee is currently serving as a director of the Company.  Each nominee, if elected at the Annual Meeting, will serve as a director until the 2012 annual meeting of stockholders or until such director’s successor has been elected and qualified or such director’s earlier resignation or removal.

Assuming a quorum is present, the seven nominees receiving the most affirmative votes at the meeting will be elected as directors.  Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors.  If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee, or the Board may reduce the number of directors to be elected. Stockholders may not cumulate their votes when electing directors.

Brief biographies of the director nominees are included below under the caption “Information About Nominees.” These biographies include their age, business experience and the names of publicly held and certain other corporations and organizations of which they are also directors.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF THESE SEVEN DIRECTOR NOMINEES.

Information About Current Directors and Executive Officers

The directors and executive officers of the Company and their present positions with the Company are as follows:

Name	Positions with the Company
Kenneth A. Nilsson(1)(2)(3)	Chairman of the Board of Directors
Roberta Lipson	President, Chief Executive Officer and Director
Elyse Beth Silverberg	Executive Vice President, Secretary and Director; Chief Operating Officer of Chindex Medical Limited (the Company’s joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd.)
Lawrence Pemble	Executive Vice President, Chief Financial Officer, Treasurer and Director; Chief Financial Officer of Chindex Medical Limited
Robert C. Low	Vice President, Finance, Chief Accounting Officer and Controller
Holli Harris(1)(2)	Director
Carol R. Kaufman(1)(2)(3)	Director
Julius Y. Oestreicher(1)(2)(3)	Director
_________________

(1)	Member of the Audit and Finance Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

All directors of the Company hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified.  The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company’s stockholders and hold office until their successors have been chosen and qualified.

Information About Nominees

The following nominees are currently serving as members of the Company’s Board of Directors and are standing for re-election.

ROBERTA LIPSON, 56, co-founded the Company in 1981.  Ms. Lipson has served as the Chief Executive Officer and a Director since 1981, and as the Chairman of the Board of Directors from 1981 until 2004.  From 1979 until founding the Company in 1981, Ms. Lipson was employed in China by Sobin Chemical, Inc., a worldwide trading company, as Marketing Manager, coordinating marketing and sales of various equipment in China.  Ms. Lipson was employed by Schering-Plough Corp. in the area of product marketing until 1979.  Ms. Lipson received a B.A. degree in East Asian Studies from Brandeis University and an MBA degree from Columbia University Graduate School of Business.  Ms. Lipson’s decades of experience with the Company and her prior education and experience related more generally to marketing in China make her a valuable member of our Board of Directors.

ELYSE BETH SILVERBERG, 54, co-founded the Company in 1981.  Ms. Silverberg has served as the Company’s Executive Vice President and Secretary and as a Director since that time.  She has also served as Chief Operating Officer of the Company’s Chindex Medical Limited joint venture since its formation in December 2010.  Prior to founding the Company, Ms. Silverberg worked with Ms. Lipson at Sobin Chemical, Inc. from 1980 to 1981 and was an intern in China with the National Council for U.S.-China Trade from 1979 to 1980.  Ms. Silverberg received a B.A. degree in Chinese Studies and History from the State University of New York at Albany.  Ms. Silverberg’s decades of experience with the Company and her prior education and experience related to China make her a valuable member of our Board of Directors.

LAWRENCE PEMBLE, 54, joined the Company in 1984 and has served as Executive Vice President and Chief Financial Officer since January 1996.  He has also served as Chief Financial Officer of the Company’s Chindex Medical Limited joint venture since its formation in December 2010.  From 1986 through April 1992 and September 1993 to the present, Mr. Pemble has also served as a Director of the Company.  Prior to joining the Company, Mr. Pemble was employed by China Books and Periodicals, Inc. as Manager, East Coast Center.  Mr. Pemble holds a B.S. degree in Business and Accounting from the University of Phoenix and B.A. degree in Chinese Studies and Linguistics from the State University of New York at Albany.  Mr. Pemble’s background in business and finance coupled with his prior education and experience relating to China makes him a valuable member of our Board of Directors.

KENNETH A. NILSSON, 78, has served as a Director of the Company since January 1996 and the Chairman of the Board of the Company since October 2004.  Mr. Nilsson formerly served as President of Cooper Laboratories, Inc.; President of Cooper Lasersonics, Inc.; Managing Director of Pfizer Taito Ltd.; President of Max Factor, Japan; and Chairman of the Monterey Institute of International Studies.  Mr. Nilsson also serves on the boards of AAA Club Partners and AAA of Northern California, Nevada and Utah. Mr. Nilsson received a B.A. degree from the University of Southern California and an M.A. degree from the University of California.  Mr. Nilsson’s extensive business experience, including experience in the medical and international areas, make him a valuable member of our Board of Directors.

HOLLI HARRIS, 44, has served as a Director of the Company since August 2004.  Ms. Harris worked for the U.S. State Department at the U.S. Embassy in Moscow, and has since served in financial and strategic management positions in the energy, banking, biotech and automotive industries.  In 2003, Ms. Harris was a Financial Analyst with Amgen Inc., an international biotechnology and pharmaceutical firm.  From 2004 to 2008, Ms. Harris was a Financial Manager at Corbis Corporation, an international visual and image solutions provider.  Ms. Harris currently is a small business owner and an independent business strategy and process consultant.  Ms. Harris has a dual degree in Russian Language and International Relations from the University of California - Davis and an MBA degree in Finance from the University of Michigan.  Ms. Harris’s extensive experience in finance and strategic planning and her background in international matters make her a valuable member of our Board of Directors.

CAROL R. KAUFMAN, 62, has served as a Director of the Company since November 2000.  Ms. Kaufman has been Vice President and Chief Administrative Officer of The Cooper Companies, Inc., a medical device company, since October 1995 and was elected Vice President of Legal Affairs in March 1996 and Senior Vice President in October 2004.  From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company that was a former affiliate of The Cooper Companies, Inc.  Beginning in 1971, she held a variety of financial positions, including Deputy Corporate Controller, with Cooper Laboratories, Inc., the former parent of The Cooper Companies, Inc.  Ms. Kaufman received her undergraduate degree from Boston University.  Ms. Kaufman’s extensive business experience, including extensive experience in corporate governance, makes her a valuable member of our Board of Directors.  Her experience in the medical device industry is of particular value to our Board in light of the importance of the medical products industry to the Company.

JULIUS Y. OESTREICHER, 81, has served as a Director of the Company since January 1996.  Mr. Oestreicher has been a partner with the law firm of Oestreicher, Ennis, Dalrymple & Dalrymple, LLP and its predecessor firms for more than thirty years, engaging primarily in estate, tax and business law.  Mr. Oestreicher received a B.B.A. degree in Business Administration from City College of New York and a J.D. degree from Fordham University School of Law.  He is also a Certified Public Accountant.  Mr. Oestreicher’s background in tax and business law and his knowledge of accounting and finance make him a valuable member of our Board of Directors.

Information About Executive Officers

Please refer to the “Information About Nominees” section above for the biographies of Ms. Lipson, our President and Chief Executive Officer, Ms. Silverberg, our Executive Vice President and Secretary, and Mr. Pemble, our Chief Financial Officer, Treasurer and Executive Vice President.

ROBERT C. LOW, 56, joined the Company in September 2008 and has served as Vice President, Finance, Chief Accounting Officer and Controller since November 2008.  Prior to joining the Company, Mr. Low was employed by Middlebrook Pharmaceuticals, Inc., which develops anti-infectious drug products, from 2006 to 2008 as Vice President, Chief Financial Officer and Treasurer and from 2003 to 2006 as Corporate Controller.  In April 2010, Middlebrook Pharmaceuticals filed a voluntary petition for bankruptcy protection under

Chapter 11 of the U.S. Bankruptcy Code.  Prior to his employment at Middlebrook, Mr. Low worked in various capacities in public and private accounting.  Mr. Low is a Certified Public Accountant, holding a B.A. degree in Economics from the University of Pennsylvania and an MBA degree in Finance from the University of Houston.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance

The system of governance practices followed by the Company is memorialized in the Company’s Governance Guidelines and the charters of the three committees of the Board of Directors.  The Governance Guidelines and charters are intended to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management.  The Governance Guidelines also are intended to align the interests of directors and management with those of the Company’s stockholders. The Governance Guidelines establish the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees and director compensation.  The Board annually conducts a self-evaluation to assess compliance with the Governance Guidelines and identify opportunities to improve Board performance.

The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.  The Board has three committees: an Audit and Finance Committee, a Compensation Committee and a Governance and Nominating Committee.  The Governance Guidelines, as well as the charter for each committee of the Board, may be viewed at www.chindex.com.

Director Independence

We believe that independent directors play a critical role in governing the Company, and we are committed to ensuring that a majority of our directors are independent. Currently four of our seven directors satisfy the independence requirements of The Nasdaq Global Market’s listing standards.  Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that in the opinion of the Board of Directors would interfere with his or her exercise of independent judgment as a director.  The independent directors are: Ms. Harris, Ms. Kaufman, Mr. Nilsson and Mr. Oestreicher.

In addition to the Board’s determination that four of the seven nominees for election meet the foregoing independence standards, the Board has also determined that each member of our Audit and Finance Committee, our Governance and Nominating Committee and our Compensation Committee is independent under these standards.  These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and the Company, our senior management and our independent auditor, on the other hand.

Board Committees and Procedures

Our full Board of Directors considers all major decisions.  However, we have established a Governance and Nominating Committee, an Audit and Finance Committee and a Compensation Committee so that some matters can be addressed in more depth than may be possible in a full Board meeting.

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are Ms. Kaufman (Chair), Mr. Nilsson and Mr. Oestreicher.  The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members and management.  This Committee will consider Director candidates from stockholders for election at the Annual Meeting if such nominees are submitted in accordance with the procedures set forth in the Company’s bylaws.  During our short fiscal year from April 1, 2010 through December 31, 2010, the Governance and Nominating Committee held three meetings.

The principal responsibilities of the Governance and Nominating Committee include: determining the slate of director nominees for election to the Company’s Board of Directors; identifying and recommending candidates to fill vacancies occurring between annual shareholder meetings; reviewing the composition of Board committees; monitoring compliance with, reviewing, and recommending changes to the Company’s Governance Guidelines; and reviewing the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders.  The Governance and Nominating Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. The Governance and Nominating Committee regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters.  The specific responsibilities and functions of the Governance and Nominating Committee are delineated in the Governance and Nominating Committee Charter.

The Governance and Nominating Committee annually reviews with the Board the appropriate characteristics, skills and experiences required for the Board as a whole and its individual members in the context of current Board composition and Company circumstances.  In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a practical level, including the China-related and other international aspects; and the individual’s educational and professional background and personal accomplishments.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment.  In addition, each nominee must have personal integrity, an ability to exercise sound and independent judgment, and adequate time to devote to the Company’s business. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body while giving the Company the benefit of the familiarity and insight into the Company’s business that the directors have accumulated during their tenure. Consistent with this policy, the Governance and Nominating Committee will as a general practice recommend the re-nomination of incumbent directors who continue to satisfy the criteria for membership on the Board. In determining whether to recommend a director for re-election under this policy, the Governance and Nominating Committee considers, in addition to the general criteria, the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

In the event the Governance and Nominating Committee determines to recommend a non-incumbent for election to the Board, in addition to the above criteria, the Committee will consider the extent to which the candidate increases the diversity of the Board in terms of professional background, business experience, education, and other factors.

The Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board. The name of any recommended candidate for director should be sent to the attention of the Secretary of the Company, together with a brief biographical sketch of the proposed nominee, a description of the proposed nominee’s qualifications and expected contributions to the Board, the information required to be included in a proxy statement with respect to a nominee for director, a document indicating the candidate’s willingness to serve, if elected, a description of the relationships between the proposed nominee and the recommending shareholder, and evidence of the recommending shareholder’s ownership of Company stock. In order for a shareholder recommendation to be considered by the Governance and Nominating Committee, the recommendation and related information must be received by the Company no later than 120 calendar days before the anniversary of the date of the proxy statement for the prior annual meeting (i.e. by December 30, 2011 for the 2012 annual meeting).

Audit and Finance Committee. The current members of our Audit and Finance Committee are Ms. Harris (Chair), Ms. Kaufman, Mr. Nilsson and Mr. Oestreicher, each of whom meets the independence requirements for audit committee members under SEC rules and the listing standards of The Nasdaq Global Market.  Additionally, the Board has determined that each of Ms. Harris, Ms. Kaufman, Mr. Nilsson, and Mr. Oestreicher is an audit committee financial expert as defined by SEC rules.  The Audit and Finance Committee meets at least annually to review the results of the annual audit and discuss the financial statements.  The Audit and Finance Committee also meets with the Company’s independent registered public accounting firm quarterly to discuss the results of their quarterly reviews as well as quarterly results and quarterly earnings releases.  The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board.  The Audit and Finance Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.  The Committee’s role includes a particular focus on the qualitative aspects of financial reporting, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements.  The Committee is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.  The Audit and Finance Committee’s charter grants it the sole authority to select, and where appropriate replace, the Company’s independent public accounting firm, and the authority to retain legal counsel and consultants as it deems appropriate.  The Audit and Finance Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval.  The specific responsibilities in carrying out the Audit and Finance Committee’s oversight role are set forth in the Audit and Finance Committee’s Charter.  A report of the Audit and Finance Committee appears under the caption “Report of the Audit and Finance Committee” below.  During our short fiscal year from April 1, 2010 through December 31, 2010, the Audit and Finance Committee held four meetings.

Compensation Committee. The current members of our Compensation Committee are Mr. Oestreicher (Chair), Ms. Kaufman, Ms. Harris and Mr. Nilsson, each of whom meets the independence requirements of The Nasdaq Global Market.  The functions of the Compensation Committee include reviewing the competitiveness of the Company’s executive compensation programs; reviewing and approving goals and objectives relative to Chief Executive Officer (“CEO”) compensation; setting CEO compensation levels; approving salaries, bonus and other compensation for all corporate officers at the level of executive vice president and above after consultation with the CEO; reviewing and approving goals and awards made under any executive officer bonus plan; reviewing and approving awards under long-term incentive compensation plans, including equity plans; administering the Company’s equity compensation plans; and attending to such other matters relating to compensation as may be prescribed by the Board of Directors.  The specific responsibilities in carrying out the Compensation Committee’s role are set forth in the Committee’s charter.  The Committee’s charter grants the Committee the authority to retain legal counsel and consultants as it deems appropriate.  The Compensation Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval.  A report of the Compensation Committee appears at “Executive Compensation – Compensation Committee Report” below.  During our short fiscal year from April 1, 2010 through December 31, 2010, the Compensation Committee held five meetings.

Board Meetings and Attendance

The full Board of Directors met five times during our short fiscal year  from April 1, 2010 through December 31, 2010.  Each incumbent director attended all of our board meetings and the meetings of the board committees on which he or she served.

Board Leadership Structure

It is the policy of the Board, as reflected in the Company’s Corporate Governance Guidelines, that the positions of Board Chair and Chief Executive Officer be held by different individuals.  Currently Mr. Nilsson serves as Board Chair and Ms. Lipson serves as President and Chief Executive Officer.  We believe that having an independent director serve as Board Chair allows our Chief Executive Officer to focus on setting the strategic direction of the Company and the general management and operation of the business, while allowing the Board Chair to lead the Board in providing independent oversight of management.

Board Role in Risk Oversight

The Board as a whole has ultimate oversight responsibility for the risk management process.  The risk oversight function is carried out both by the full Board and by individual committees that are tasked by the Board with oversight of specific risks.  The Audit and Finance Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.  The Compensation Committee evaluates risks associated with the Company’s compensation policies and practices so as not to encourage or reward excessive risk-taking by our executives or employees.  On a regular basis the Board and its committees receive information and reports from senior management and/or outside counsel and consultants and discuss the identification, assessment, management and mitigation of the risks associated with the Company’s strategic and business plans and operations.

Code of Business Conduct

The Company has adopted a Code of Business Conduct, which is applicable to all of its directors, officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer.  Certain sections of the Code are also applicable to the Board of Directors.  The Code is available on the Company’s website at www.chindex.com.  The Company intends to post amendments to or waivers from the Code to the extent applicable to its principal executive officer, principal financial officer or principal accounting officer.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy concerning stockholder communications: Any stockholder wishing to contact the Board of Directors, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending a written communication to the Board of Directors or the appropriate committee or director c/o the Secretary at the following address: Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.

The Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties.  Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis.  Communications raising concerns relating to the Company’s accounting, internal controls, or audit matters will immediately be brought to the attention of the chair of the Audit and Finance Committee and will be handled in accordance with the procedures established by the Audit and Finance Committee for such matters.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders.  Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders.  All of the members of the Board of Directors at the time of the annual meeting of stockholders in 2010 attended such meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Mr. Oestreicher (Chair), Ms. Kaufman, Ms. Harris and Mr. Nilsson.  No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Board Compensation in Fiscal 2010B

Each director who is not an employee of the Company is paid for serving on the Board of Directors.  Directors who are also employees of the Company are not separately compensated for their services as directors.

Cash Compensation to Board Members.  During the period from April 1, 2010 through May 31, 2010, the cash director fees consisted of an annual retainer of $10,000 and an additional $2,500 for each meeting of the Company’s stockholders attended, $1,000 for each meeting of the Board of Directors attended (in person or by telephone), and $750 for each meeting of a Board committee attended (in person or by telephone).  In June 2010, the fee schedule was revised to provide for an annual retainer of $10,000 and an additional $2,500 for each meeting of the Company’s stockholders, the Board, or a Board committee attended in person; $1,000 for each meeting of the Board attended by telephone; and $750 for each meeting of a Board committee attended by telephone. If more than one meeting is held on the same day, meeting fees are paid for only a single meeting.  At the discretion of the Governance and Nominating Committee, additional fees may be paid for meetings that last more than one day.

Equity Compensation to Board Members.  In November 2010, each outside director was granted 9,000 shares of restricted stock for service on the Board and an additional 5,000 shares of restricted stock for service as chair of the Board or of a Board committee.  These shares vested on the earlier of the three-month anniversary of the date of grant or the day immediately preceding the next annual meeting of the stockholders of the Company.

Other.  Board members are reimbursed for reasonable expenses in attending meetings of the Board of Directors and for expenses incurred in connection with their complying with our corporate governance policies.  The Company also pays for hotel accommodations, group meals, and ground transportation for a director’s spouse or partner who accompanies the director to a Board or shareholder meeting.  The Company also provides directors’ and officers’ liability insurance for our directors and has entered into indemnity agreements with them.

The following table shows the compensation received by each of our non-employee directors for the short fiscal year April 1, 2010 through December 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Total ($)

Holli Harris	17,250	207,900	—	225,150

Carol R. Kaufman	18,000	207,900	—	225,900

Kenneth A. Nilsson	18,000	207,900	—	225,900

Julius Y. Oestreicher	18,000	207,900	—	225,900

(1)
The amounts in the “Stock Awards” column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures).  These awards were granted on November 22, 2010, on which date the fair market value per share was $14.85.

(2)
At December 31, 2010, the number of unvested shares of restricted stock held by the non-employee directors was as follows:  Ms. Harris, 14,000; Ms. Kaufman, 14,000; Mr. Nilsson, 14,000; and Mr. Oestreicher, 14,000.

(3)
At December 31, 2010, the number of vested stock options held by the non-employee directors was as follows:  Ms. Harris, none; Ms. Kaufman, none; Mr. Nilsson, none; and Mr. Oestreicher, 125,100.  At December 31, 2010, there were no unvested stock options held by the non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to:

•	attract, motivate, retain and reward employees of outstanding ability;
•	link changes in employee compensation to individual and corporate performance;
•	facilitate the development of a progressive, results-oriented high performance culture;
•	provide opportunities for employee involvement, development and meaningful contribution;
•	support the achievement of annual and long-term financial and strategic goals by rewarding employees for superior results; and
•	align employees’ interests with those of the stockholders.

The ultimate objective of our compensation program is to improve shareholder value.  In furtherance of that objective, we evaluate both performance and compensation of employees to ensure that we maintain our ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of perceived comparable companies in the marketplace.  The Company historically has believed and continued to believe throughout 2010 that it cannot reasonably identify peer issuers on an industry or line-of-business basis, principally due to the Company’s size and unique combination of two business segments: the operation of Western medicine healthcare facilities in China and the marketing, distribution and sales of medical equipment in China on behalf of manufacturers.  As such, we do not believe that we have a peer group against which to compare and from which to directly and empirically derive a basis for our compensation program.  We do, however, generally consider entities with similar equity market capitalizations in making compensation decisions.

The above policies guide the Compensation Committee of our Board of Directors (the “Committee”) in assessing the compensation to be paid to our executive officers.  The Committee endeavors to ensure that the total compensation paid to executive officers is fair, reasonable, competitive and consistent with our compensation policies.  The above policies also guide the Committee as to the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation.

Role of Executive Officers in Compensation Decisions

The Committee reviews and approves the compensation paid to Ms. Lipson, our President and Chief Executive Officer.  The President and Chief Executive Officer recommends to the Committee the compensation paid to Ms. Silverberg, Executive Vice President and Secretary, and to Mr. Pemble, Chief Financial Officer and Executive Vice President.  Following a review of such recommendations, the Committee approves compensation for such officers in an amount the Committee deems reasonable and appropriate. The salary and bonus of Mr. Low, Vice President, Finance and Controller, is determined by the Chief Financial Officer, subject to the approval of the Chief Executive Officer and the Committee. The equity compensation of all of our executive officers, including Mr. Low, is determined by the Committee based on the recommendations of management.

Management plays a significant role in the compensation-setting process for executive officers by:

•	recommending financial performance metrics for the Company’s annual Executive Management Incentive Program (“EMIP”) based on the Company’s overall business plan and budget as approved by the Board;
•	providing the Committee with quantitative calculations of such awards based on the Company’s operating results;
•	recommending individual non-financial goals under the EMIP, subject to approval by the Chief Executive Officer and the Committee;
•	providing a self-assessment of the extent to which the individual non-financial goals were achieved, which assessment is commented on by the Chief Executive Officer;
•	recommending salary levels, bonuses and equity-based awards; and
•	determining the salary and bonus of the Vice President, Finance and Controller.

Management also prepares meeting information for most Committee meetings, and the Chief Executive Officer participates in certain Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, evaluation of the performance of the executive officers, and compensation recommendations as to executive officers (other than the Chief Executive Officer).

Setting Executive Compensation

The Committee structures executive compensation with an aim to motivate our executive officers to achieve our business goals and reward executive officers for achieving such goals.

In making compensation decisions, the Committee believes that information regarding pay practices at other companies is useful, but not determinative, because the Committee believes that we have no directly comparable peer companies and recognizes that our compensation practices must be competitive in the marketplace in general.

During the fiscal year ended December 31, 2010, the Committee did not engage a consultant to provide advice regarding compensation matters.  However, the Committee reviewed survey data prepared in December 2010 by ERI Economic Research Institute (“ERI”), a nationally-recognized compensation data service.  The data provided information about cash compensation levels of specified officer positions at comparable size companies in each of the two broad industries in which the Company operates -- (i) general medical and surgical hospitals and (ii) medical and hospital equipment.  The information was provided on an aggregate basis for companies within these industries, without referring to individual companies.  This information was deemed to be only generally applicable, both because the functions of our executive officers do not directly match the specified officer positions reflected in the survey data and because the Company’s operations are not directly comparable to any single industry.  The Company operates in several different healthcare markets in China, primarily (i) providing healthcare services through owned and/or operated hospitals and clinics and (ii) marketing and selling medical capital equipment and other medical products for use in hospitals.  We believe that we are the only foreign-invested, multi-facility hospital network in China. We have not identified any comparable entities having a substantially similar mix of operations and size in China. Although we used the compensation data service described above as an informal guide, we did not numerically or objectively benchmark against any of the data contained therein in any material respect.  The principal use of the service was as a reference to perceived generally comparable positions.  The Committee exercised broad discretion in whether and to what extent (if at all) to use the information from the service.  In making its compensation decisions in the fiscal year ended December 31, 2010, the Committee also considered other information, such as informally-perceived compensation opportunities available to our employees in the marketplace.

The Committee relies upon its judgment and, when appropriate, management’s judgment, of each individual executive officer in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances stockholder value.  Key factors affecting this judgment include:

•	performance compared to the financial, operational and strategic goals established for the executive, the Company or an applicable operating segment;
•	nature, scope and level of responsibilities of the particular executive;
•	the executive’s contribution to our financial results; and
•	the executive’s effectiveness in leading and/or carrying out our strategic initiatives.

In addition, the Committee considers each executive officer’s current and prior-year salary and bonus, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive officer’s peers, if any, within the Company and the recommendations by the Chief Executive Officer as to each other executive officer.

Executive Compensation Components

For the fiscal year ended December 31, 2010, the principal components of compensation for the executive officers were:

•	base salary;
•	performance-based annual incentive bonus;
•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary

We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  In setting base salaries, the Committee periodically reviews published compensation survey data for similar size companies.  The base salary for each of the executive officers is guided by the salary levels for perceived comparable positions in the marketplace, as well as the individual’s personal performance and internal alignment considerations.  The relative weight given to each factor varies with each individual at the Committee’s discretion. Our overall anticipated and actual performance and profitability and macro-economic matters, such as cost of living increases, are also factors in determining the base salaries for the executive officers.

In December 2010, the Committee increased the base salaries of each of Ms. Lipson, Ms. Silverberg and Mr. Pemble, effective January 1, 2011, to $425,000, $390,000, and $390,000, respectively.

In approving this increase, the Committee considered the ERI data and the achievements of the executive officers, particularly in the establishment of the joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharmaceutical”) and in the ongoing expansion of the Company’s healthcare operations.  The Committee also considered that the workload of each of Ms. Lipson, Ms. Silverberg and Mr. Pemble is expected to increase as a result of the joint venture and ongoing expansion, with Ms. Silverberg and Mr. Pemble taking on roles as Chief Operating Officer and Chief Financial Officer, respectively, of the joint venture in addition to continuing their roles as executive officers of the Company, and with Ms. Lipson involved in business development and acquisition planning in addition to her service as Chief Executive Officer of the Company. The Committee also considered that Ms. Lipson has continued to serve as chief executive officer of the Company’s Healthcare Services division in addition to her service as President and Chief Executive Officer of the Company and that Mr. Pemble continues to have multiple responsibilities, including investor relations, budgeting, tax, and certain operational responsibilities in addition to his responsibility for financial reporting.

Mr. Low’s salary was recommended to the Committee by the Chief Financial Officer and approved by the Chief Executive Officer.  The Committee considered Mr. Low’s individual performance, the Company’s performance, and the Committee’s determinations with respect to salary increases for the other executive officers.  Based on these factors, Mr. Low’s base salary was increased by six percent, effective January 1, 2011, to $240,726.

Performance-Based Annual Incentive Bonus

In June 2010, the Committee established the performance objectives for its performance-based annual incentive bonus plan, referred to as the Executive Management Incentive Program (“EMIP”).  The executive officers made eligible for the EMIP were Ms. Lipson, Ms. Silverberg and Mr. Pemble.  The Committee determined that annual incentive compensation would be paid entirely in cash, with the amounts contingent on meeting performance goals set by the Committee.

At the time the objectives were established in June 2010, the Company’s fiscal year was scheduled to end March 31, 2011.  Therefore the goals were set in contemplation of a performance period of 12 months. As in prior years, the EMIP was tied to both financial and non-financial performance objectives. The maximum amount payable for achievement of performance goals was 55% of base salary, of which up to 35% of base salary was payable for achievement of financial goals and up to 20% of base salary was payable for achievement of non-financial goals.  The Committee felt that payment at these levels would link a significant portion of each eligible executive’s total cash compensation to Company performance and would position the executive’s cash compensation generally within a perceived range for comparable positions at similar size companies when superior performance is achieved.  In addition, the EMIP contemplated that the Committee could grant a discretionary bonus of up to 50% of base salary to reward extraordinary efforts or achievements during the fiscal year.

The financial performance objectives utilized in the EMIP were revenue growth and operating income growth, which were weighted equally.  Because Ms. Lipson’s and Mr. Pemble’s primary responsibilities were for the Company as a whole, their EMIP incentives for financial performance were based on the financial performance of the Company as a whole.  Because Ms. Silverberg’s primary responsibilities were for the Medical Products division, her EMIP incentives for financial performance were based 50% on the performance of the Medical Products division and 50% on the performance of the Company as a whole.  The Committee established a target growth range for each of the financial performance objectives, as follows:

Performance Measure	Target Range

Revenue Growth
Company-wide	17-21%
Medical Products division	13-17%
Operating Income Growth
Company-wide	21-31%
Medical Products division	$1.7-$2.2 million

For each of the above two financial performance measures, the executive could earn 15% of base salary if performance was within the target range and 17.5% of base salary if performance was above the target range.  No amount would be payable with respect to a performance measure if performance for that measure was below the target range.  Performance under each financial performance measure was evaluated independent of performance under the other measure, and with respect to Ms. Silverberg, Company and division performance were each evaluated separately.  Thus, performance at target level on each financial performance measure would result in an award of 30% of base salary, while above-target performance on each financial performance measure would result in an award of 35% of base salary.

The non-financial objectives, which were individualized for each executive, included goals relating to completion of specific projects, product development, customer satisfaction, marketing, improving administrative processes, employee development, and implementation of the Company’s strategic plan.  The negotiation and implementation of the joint venture with Fosun Pharmaceutical was a primary objective for each of the three executives.  An executive could earn 20% of base salary for substantial achievement of his or her non-financial objectives, and 10% of base salary for partial achievement of those objectives.  The non-financial objectives were stated on a qualitative rather than quantitative basis. The extent of achievement of such objectives was determined by the Committee in its discretion after consideration of each executive’s self-assessment of the extent of achievement of each objective and the evaluations of such assessment by and recommendations of the Chief Executive Officer.

In September 2010, the Board of Directors of the Company approved a change in the Company’s fiscal year to the calendar year, resulting in a nine-month fiscal year covering the period April 1, 2010 through December 31, 2010. At its meeting in March 2011, the Committee determined to adjust the previously established financial performance targets on a straightforward pro-rated basis to reflect the nine-month short fiscal year by using 75% of the initial targets and comparing the adjusted amounts against performance for the nine-month period. The percentages of base salary to be earned for meeting each target were left unchanged, but were applied to base salary for the nine-month period. The Committee determined that Company operating income growth was within the target level (as adjusted), but that neither Company revenue growth nor the Medical Products division targets had been achieved.  In assessing achievement of the financial metrics, the Committee excluded from its calculations of Company operating income $1,458,000 of expenses related to formation of the joint venture with Fosun Pharmaceutical; these expenses were not excluded in the determination of Medical Products division targets. As a result of the Committee’s determinations, each executive received an EMIP payment as follows:

Name	% of Base Salary for Financial Objectives	Total % of Base Salary Paid under EMIP	Amount Paid under EMIP ($)

Roberta Lipson	15.0	15.0	41,286(1)
Elyse Beth Silverberg	7.5	7.5	18,579(1)
Lawrence Pemble	15.0	15.0	34,020

(1)
EMIP payments for Ms. Lipson and Ms. Silverberg were established in RMB and converted to USD using an exchange rate of 6.52 RMB to $1.00, which was the average exchange rate over the nine months ended December 31, 2010.

The Compensation Committee also awarded each of Ms. Lipson, Ms. Silverberg and Mr. Pemble a discretionary bonus of $150,000 in recognition of their extraordinary efforts culminating in the timely initial closing of the Company’s joint venture with Fosun Pharmaceutical on December 31, 2010 and their achievements in advancing the Company’s healthcare facilities expansion program. The Committee determined that this discretionary bonus was in lieu of amounts that would have been earned for achievement of non-financial goals under the EMIP.

The Committee delegated certain authority to the Chief Executive and Financial Officers regarding Mr. Low’s bonus.  The bonus was determined by the Chief Financial Officer on a discretionary basis and approved by the Chief Executive Officer, primarily based on Mr. Low’s success in achieving qualitative performance goals set by the Chief Financial Officer.  These goals generally related to improvements in financial reporting processes and global tax structure and were chosen because they most closely reflect Mr. Low’s area of responsibility within the Company.  Mr. Low was eligible to earn up to 35% of base salary for superior performance on all goals.  Based on his performance, he was awarded a bonus of $42,581, equal to 25% of base salary, pro-rated for the nine month period.  Mr. Low was also awarded a supplemental discretionary bonus of $50,000 in recognition of his extraordinary achievements related to the initial closing of the Company’s joint venture with Fosun Pharmaceutical on December 31, 2010.

Long-Term Equity Incentive Compensation

The Committee has the authority to make grants of equity to executive officers and other employees under our 2007 Stock Incentive Plan.  Grants of equity compensation are designed to attract and retain key managerial and professional talent, and align the interests of the executive officers with those of our shareholders by providing each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

For the fiscal year ended December 31, 2010, our equity compensation program consisted of grants of stock options and shares of restricted stock, both of which were made in November 2010.  The Committee’s decision as to the allocation between the two types of awards was made in light of the number of shares available under the 2007 Stock Incentive Plan.  The stock options were granted at fair market value on the date of grant and have a ten-year term.  The stock options and the restricted stock will vest in installments over a three-year period, in each case subject to continued employment, thus incentivizing the executive officer to remain employed by us during the vesting period.  The awards are subject to accelerated vesting in certain events, as described under “Grants of Plan-Based Awards in Fiscal 2010B.”

The Committee set the size of the grants at a level that was intended to create a meaningful opportunity for stock ownership and participation in the increases in our equity value, based upon the individual’s current position, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the term of the particular grant.  The size of the grants was also determined with reference to equity-based awards made to executive officers by perceived comparable companies, to the extent reasonably determinable.  The Committee also considered that during the fiscal year ended December 31, 2010, the Company had made significant progress in the achievement of strategic objectives.

Based on these factors, the Committee made the following grants of restricted stock and stock options to our executive officers during the fiscal year ended December 31, 2010:

Name	# Shares of Restricted Stock Granted	# Stock Options Granted

Roberta Lipson	45,000	5,000
Elyse Beth Silverberg	35,000	5,000
Lawrence Pemble	35,000	5,000
Robert C. Low	15,000	3,000

Perquisites and Other Personal Benefits

We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

As described below, certain of our executive officers have employment agreements that expressly entitle them to perquisites and other personal benefits.  In particular, each of Ms. Lipson and Mr. Pemble receives an annual tuition allowance, each of Ms. Lipson and Ms. Silverberg receives a monthly housing allowance in connection with their residence in China, and Mr. Pemble receives a monthly allowance relating to remote office expenses.  These executives are also entitled to the use of a Company car or reimbursement for business use of a personal car, and to reimbursement for certain travel expenses.

Employment Agreements

Ms. Lipson, Ms. Silverberg and Mr. Pemble have employment agreements which were entered into on October 31, 2006 and amended in December 2008.  The agreements with Ms. Silverberg and Mr. Pemble were also amended in December 2010 to extend the scope of their services to include services for the Company’s joint venture with Fosun Pharmaceutical. The agreements were intended to ensure that the Company would be able to maintain a continuous, stable and competent executive team.  The Committee believes that the future success of the Company will depend to a significant degree on the skills and competence of these executive officers.  Each employment agreement has a term ending on December 31, 2013.  The employment agreements provide for base salaries which are to be reviewed annually.  Ms. Lipson’s and Ms. Silverberg’s salaries are denominated in Chinese Renminbi (“RMB”).  Their salaries were converted to RMB in 2008 in response to the decline in the value of the U.S. dollar (“USD”) relative to RMB and in consideration of the fact that because they are living in China, most of their expenses are in Chinese currency.  Effective January 1, 2011, the Committee denominated Ms. Lipson’s and Ms. Silverberg’s salaries in U.S. dollars as a response to the stabilization of the RMB.  The employment agreements provide for the payment of annual bonus compensation to the executive officer based on the success of business operations and the pre-tax profits of the Company as well as upon the performance of the executive officer, which bonus has been implemented pursuant to the Executive Management Incentive Program.  In addition, the employment agreements provide that the Company may grant stock options and/or other long-term equity incentive compensation to the executive officer, but does not obligate the Company to provide any specified amount or value of equity compensation.  The employment agreements further provide for the payment of annual allowances of up to $90,000 per year for the tuition for minor children of Ms. Lipson and Mr. Pemble, of $5,000 per month for housing expenses of Ms. Lipson and Ms. Silverberg in China, and of $5,000 per month for certain remote office expenses of Mr. Pemble.  The employment agreements also entitle the executives to the use of a Company car or an allowance to reimburse the executive for costs associated with the business use of a personal automobile.  During the years the executives are based in China, they are also entitled to reimbursement for round-trip economy class airfare from China to the executive’s home in the United States for the executive and his or her spouse and children.

Mr. Low has a three-year employment agreement with the Company, entered into November 11, 2008, pursuant to which he serves as Vice President, Finance, and Chief Accounting Officer, reporting to the Chief Financial Officer.  Mr. Low was subsequently given the additional position of Controller.  The employment agreement provides for an annual base salary of $195,000 and, in the Company’s discretion, eligibility to participate in an annual bonus program providing for a potential bonus ranging from 10% to 35% of base salary based upon combined individual, departmental and Company performance.  The employment agreement also provided for a one-time award to Mr. Low of non-qualified options to purchase 6,000 shares of the Company’s Common Stock, expiring ten years from the date of the employment agreement, vesting ratably on each of the first three anniversaries of the date of the employment agreement, subject to Mr. Low’s continued employment through the vesting date.

For a description of the provisions of the employment agreements relating to termination of employment, see the section titled “Potential Payments Upon Termination or Change of Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1 million per covered officer in any fiscal year.  The limitation applies only to compensation that is not considered to be performance-based.  Non-performance-based compensation paid to the executive officers for the fiscal year ended December 31, 2010 did not exceed the $1 million limit for any executive officer.  The Company’s stock incentive plans have been structured so that awards under these plans may, but need not, qualify as performance-based compensation for purposes of Section 162(m), depending on the terms of the award.  To date, the stock options granted to the executive officers qualified as performance-based, but restricted stock awards and awards under the EMIP have not qualified.  The Company intends that the portion of the EMIP for the fiscal year ending December 31, 2011 related to achievement of financial objectives will qualify as performance-based.

Risk Assessment of Executive Officer Compensation Plans

The Company’s EMIP, which provides annual performance-based incentive compensation to our three most senior executive officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•
Financial performance targets, although recommended by management based on the Company’s overall business plan and budget, are determined by the Compensation Committee.  Similarly, non-financial performance goals, though recommended by management, are subject to approval by the Committee.

•	The financial performance objectives for the fiscal year ended December 31, 2010 were equally weighted between revenue growth and operating income growth, thereby providing balanced incentives.

•
The financial performance measures applicable for the Chief Executive and Financial Officers were 100% based on Company-wide performance, and the measures applicable for the Executive Vice President in charge of the Medical Products division was 50% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•	The EMIP expressly provides the Committee with discretion to reduce amounts payable under the plan.

While the EMIP rewards achievement of short-term goals, the Company’s grants of equity awards encourage long-term value creation by providing for vesting in equal installments over a three-year period from the date of grant.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.  Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

RESPECTFULLY SUBMITTED:

THE COMPENSATION COMMITTEE

Julius Y. Oestreicher (Chair)
Carol R. Kaufman
Holli Harris
Kenneth A. Nilsson

Summary Compensation Table

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Roberta Lipson President and Chief Executive Officer	2010B 2010A 2009 2008	284,956 333,498 324,558 266,310	150,000 — 32,344(7) 53,262	668,250 331,500 189,900 267,875	43,200 42,200 679,425 811,650	41,286(5) 114,982(5) — 93,209	123,987(6) 171,932 128,456 151,821	1,311,679 994,112 1,354,683 1,644,127
Elyse Beth Silverberg Executive Vice President and Secretary	2010B 2010A 2009 2008	256,460 300,148 292,102 239,679	150,000 — 43,664(7) 71,904	519,750 265,200 94,950 188,370	43,200 42,200 569,025 740,250	18,579(5) 66,287(5) 50,942(5) 33,555	56,828(8) 75,974 71,265 75,381	1,044,817 749,809 1,121,948 1,349,139
Lawrence Pemble Chief Financial Officer and Executive Vice President	2010B 2010A 2009 2008	226,800 278,100 270,000 236,250	150,000 — 27,000 47,250	519,750 265,200 126,600 188,370	43,200 42,200 569,025 740,250	34,020 95,850 — 82,688	67,946(9) 80,817 74,368 68,170	1,041,716 762,167 1,066,993 1,362,978
Robert C. Low(10) Vice President, Finance and Controller	2010B 2010A 2009	168,300 211,900 99,000	92,581 50,700 9,750	222,750 66,300 —	25,920 — 46,080	— — —	5,829(11) 1,521 2,670	515,380 330,421 157,500

(1)	Amounts for 2008, 2009, and 2010A reflect a fiscal year from April 1 through March 31. Amounts for 2010B reflect a short fiscal year from April 1, 2010 through December 31, 2010.

(2)
Effective January 1, 2008, Ms. Lipson’s and Ms. Silverberg’s salaries are denominated in RMB and have been converted to USD using an average exchange rate as follows: for fiscal 2010B, 6.52 RMB to $1.00; for fiscal 2010A, 6.83 RMB to $1.00; for fiscal 2009, 6.81 RMB to $1.00; and for the last quarter of fiscal 2008, using an average exchange rate for the quarter of 7.02 RMB to $1.00.

(3)
The amounts in the “Stock Awards” column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in fiscal years ended December 31, 2010 and March 31, 2010, 2009, and 2008.  This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  The grant date fair value of each restricted stock award is the fair market value of the shares on the date of the award.  These awards were granted on November 22, 2010, September 14, 2009, September 15, 2008, September 11, 2007, and June 29, 2007, on which dates the fair market value per share was $14.85, $13.26, $10.55, $13.55, and $14.75, respectively.  Each award of restricted shares entitles the holder to payment of cash dividends at the same time as dividends are paid to other shareholders.  Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.

(4)
The amounts in the “Option Awards” column reflect the grant date fair value of stock options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in fiscal years ended December 31, 2010 and March 31, 2010, 2009, and 2008.  This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  Assumptions made in calculating the grant date fair value for these awards are included in Note 1 to the Company’s financial statements for the fiscal years ended December 31, 2010 and March 31, 2010. Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.  These awards were granted on November 22, 2010, June 30, 2009, September 29, 2008, September 15, 2008, June 26, 2008, November 27, 2007, and September 11, 2007, and had a grant date per share fair value of the option of $8.64, $8.44, $7.68, $7.36, $10.57, $13.86, and $9.52, respectively.  The “Option Awards” amounts for 2009 for each of Ms. Lipson, Ms. Silverberg, and Mr. Pemble includes $237,825 with respect to EMIP awards for fiscal 2009 based on the target level of performance as of the date of grant (June 26, 2008).  The award value for each of these executives based on maximum level of performance was $317,100.  The grant date fair value of these awards at the level actually vested was zero for Ms. Lipson and Mr. Pemble and was $158,550 for Ms. Silverberg.  The “Option Awards” amounts for 2008 for each of Ms. Lipson, Ms. Silverberg, and Mr. Pemble includes $311,850 with respect to EMIP awards for fiscal 2008 based on the target level of performance as of the service inception date (November 27, 2007).  The award value for each of these executives based on maximum level of performance was $415,800.  The grant date fair value of these awards at the level actually vested was $415,800 for Ms. Lipson and Mr. Pemble and $166,320 for Ms. Silverberg.

(5)
Non-equity incentive for Ms. Lipson and Ms. Silverberg for fiscal years 2010B, 2010A and 2009 was established in RMB and converted to USD using an exchange rate of 6.52 RMB to $1.00 for 2010B, which was the average exchange rate over the nine months ended December 31, 2010, and 6.8263 RMB to $1.00 for 2010A and 6.8359 RMB to $1.00 for 2009, which were the exchange rates on the last day of the respective fiscal year.

(6)
Consists of $61,060 for international tuition expenses for Ms. Lipson’s school aged children, housing allowance of $49,150 for Ms. Lipson’s housing in China, $7,500 reimbursement for home leave travel, $4,433 in matching contributions under the Company’s 401(k) plan and $1,844 for automobile and related expense.

(7)
Discretionary bonus for Ms. Lipson and Ms. Silverberg for 2009 was established in RMB and converted to USD using an exchange rate of 6.8359 RMB to $1.00, which was the exchange rate on the last day of the fiscal year.

(8)	Consists of housing allowance of $49,150 for Ms. Silverberg’s housing in China, $3,000 reimbursement for home leave travel and $4,678 in matching contributions under the Company’s 401(k) plan.

(9)
Consists of $16,305 for tuition expenses for Mr. Pemble’s children, maintenance of remote office facility expenses of $45,000, $2,009 for life insurance and $4,632 in matching contributions under the Company’s 401(k) plan.

(10)	Mr. Low’s employment began in September 2008.

(11)	Consists of matching contributions under the Company’s 401(k) plan.

Grants of Plan-Based Awards in Fiscal 2010B

The following table provides information about equity awards and non-equity incentive awards granted to the named executives in the fiscal year ended December 31, 2010:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(5) ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Roberta Lipson	6/3/2010	37,980	151,921	208,892
	11/22/2010				45,000			668,250
	11/22/2010					5,000	14.85	43,200
Elyse Beth Silverberg	6/3/2010	34,182	136,729	188,003
	11/22/2010				35,000			519,750
	11/22/2010					5,000	14.85	43,200
Lawrence Pemble	6/3/2010	30,240	120,960	166,320
	11/22/2010				35,000			519,750
	11/22/2010					5,000	14.85	43,200
Robert C. Low	11/22/2010				15,000			222,750
	11/22/2010					3,000	14.85	25,920

(1)	All equity awards shown in this table were granted under the Company’s 2007 Stock Incentive Plan.

(2)
Amounts shown in “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect performance awards for fiscal 2010 under the Executive Management Incentive Program (“EMIP”) as initially established.  At the time these awards were established, they were intended to reflect performance over a full 12-month fiscal year.  Subsequently, the Board of Directors determined to change the Company’s fiscal year from March 31 to December 31, and the Compensation Committee determined to prorate both the performance goals and the potential award amounts to reflect the short (nine-month) fiscal year ended December 31, 2010.  For the nine months ended December 31, 2010, the entire EMIP award was payable in cash.  Ms. Lipson’s and Ms. Silverberg’s amounts were established in RMB and have been converted to USD using an exchange rate of 6.52 RMB to $1.00, which was the average exchange rate over the nine months ended December 31, 2010.  See the “Compensation Discussion and Analysis” for information with respect to the performance goals under the EMIP for fiscal 2010.  Amounts in the “Threshold” column are the amounts that would have been paid if none of the financial objectives was satisfied but some of the executive’s non-financial objectives were satisfied.

(3)
This column shows the number of shares of restricted stock granted to each named executive in the fiscal year ended December 31, 2010 (fiscal 2010B).  The restricted stock grant dated November 22, 2010 vests as to one-third of the shares on each of the first three anniversaries of the date of grant, with full vesting in the event of the executive’s death, disability, a decrease in the Company’s ownership of the subsidiary or division employing the executive to less than 25%, or a change of control of the Company.  The employment agreements of Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that their restricted stock awards vest upon a termination of their employment by the Company without cause or by the executive for good reason.

(4)
This column shows the number of stock options granted to each named executive in the fiscal year ended December 31, 2010 (fiscal 2010B).  The stock options vest as to one-third of the shares on each of the first three anniversaries of the date of grant, with full vesting in the event of retirement, death, disability, a decrease in the Company’s ownership of the subsidiary or division employing the executive to less than 25%, or a change of control of the Company.  The employment agreements of Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that their stock options vest upon a termination of their employment by the Company without cause or by the executive for good reason.

(5)
This column shows the full grant date fair value of each equity award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in the fiscal year ended December 31, 2010, which is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  The grant date fair value of each restricted stock award is the fair market value of the shares on the date of the award.  Assumptions made in calculating the grant date fair value for stock option awards are included in Note 1 to the Company’s financial statements for the fiscal year ended December 31, 2010.  The grant date fair value is $8.64 per share for the stock option awards and $14.85 per share for the restricted stock awards granted in fiscal 2010B.

Outstanding Equity Awards at 2010B Fiscal Year-End

The following table provides information on the holdings of stock options and unvested restricted stock by the named executives as of December 31, 2010:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roberta Lipson	07/08/2005(3)	16,499	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/11/2007(4)	39,375	13,125	13.55	09/11/2017	-	-
	09/11/2007(4)	-	-	-	-	4,125	68,021
	11/27/2007(5)	20,000	10,000	19.81	06/17/2018	-	-
	09/15/2008(6)	40,000	20,000	10.55	09/15/2018	-	-
	09/15/2008(6)	-	-	-	-	6,002	98,973
	06/30/2009(6)	1,666	3,334	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	18,750	309,188
	11/22/2010(6)	-	5,000	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	40,000	659,600
	Total	158,040	51,459	-	-	68,877	1,135,782
Elyse Beth Silverberg	04/26/2004(2)	37,500	-	8.33	04/26/2014	-	-
	07/08/2005(3)	16,500	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/11/2007(4)	33,750	11,250	13.55	09/11/2017	-	-
	09/11/2007(4)	-	-	-	-	2,250	37,103
	11/27/2007(5)	8,000	4,000	19.81	06/17/2018	-	-
	06/26/2008(7)	5,000	10,000	15.32	06/26/2018	-	-
	09/15/2008(6)	30,000	15,000	10.55	09/15/2018	-	-
	09/15/2008(6)	-	-	-	-	3,001	49,486
	06/30/2009(6)	1,666	3,334	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	15,000	247,350
	11/22/2010(6)	-	5,000	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	35,000	577,150
	Total	172,916	48,584	-	-	55,251	911,089
Lawrence Pemble	02/07/2006(1)	84,000	-	4.36	02/07/2016	-	-
	09/11/2007(4)	33,750	11,250	13.55	09/11/2017	-	-
	09/11/2007(4)	-	-	-	-	2,250	37,103
	11/27/2007(5)	20,000	10,000	19.81	06/17/2018	-	-
	09/15/2008(6)	30,000	15,000	10.55	09/15/2018	-	-
	09/15/2008(6)	-	-	-	-	4,001	65,976
	06/30/2009(6)	1,666	3,334	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	15,000	247,350
	11/22/2010(6)	-	5,000	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	35,000	577,150
	Total	169,416	44,584	-	-	56,251	927,579
Robert C. Low	09/29/2008(6)	4,000	2,000	10.99	09/29/2018	-	-
	09/14/2009(4)	-	-	-	-	3,750	61,838
	11/22/2010(6)	-	3,000	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	15,000	247,350
	Total	4,000	5,000	-	-	18,750	309,188

(1)	All of these options vested on grant date.

(2)	30,000 options vested on the date of grant and the remaining 7,500 options vested on March 15, 2005.

(3)	One-third of these options vested on the date of grant and the remaining options vested on February 7, 2006.

(4)	These options and shares vest one-fourth on each of the first four anniversaries of the date of grant.

(5)	These options were granted as part of the fiscal 2008 EMIP and vest one-third each on June 17, 2009, 2010 and 2011.

(6)	These options and shares vest one-third on each of the first three anniversaries of the date of grant.

(7)	These options were granted as part of the fiscal 2009 EMIP and vest one-third each on July 1, 2010, 2011 and 2012.

Option Exercises and Stock Vested in Fiscal 2010B

The following table shows options exercised and restricted stock vested during the fiscal year April 1, 2010 through December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roberta Lipson	145,200	1,719,386	16,375	219,565
Elyse Beth Silverberg	145,200	1,638,865	10,250	137,570
Lawrence Pemble	—	—	11,250	150,910
Robert C. Low	—	—	1,250	16,850

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low.  The agreements with Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that in the event of the executive’s termination by the Company for “cause” or the executive’s voluntary resignation without “good reason,” the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, payment of or reimbursement for any unpaid housing allowance or unreimbursed business expenses, air fare, tuition and automobile expenses, payment for unused vacation and any amounts payable under Company benefit plans or policies.  Under the agreements, “cause” means willful misconduct or gross negligence, dishonesty or misappropriation of assets, certain absences from work, unauthorized disclosure of confidential or proprietary information under certain circumstances, a conviction for certain crimes or a violation of certain laws, or the failure to attempt to perform the executive’s duties, most of which events are subject to opportunities to cure.

The agreements also provide that in the event of the executive’s termination by the Company without “cause” or by the executive for “good reason,” the executive would be entitled to all of the above amounts and benefits plus (i) a lump sum payment equal to three times the sum of the ensuing year’s salary plus the prior year’s bonus plus the annual housing allowance; (ii) a pro-rated portion of the current year’s bonus (provided, however, that in the event of the executive’s termination following a change of control event, the pro-rated bonus is instead based on the greater of the executive’s average bonus for the two prior years or 30% of salary); (iii) continuation of specified medical benefits for life (unless the executive reaches the age of 65, or becomes eligible for Medicare or corresponding benefits with a new employer); (iv) an annuity policy which will provide the executive with payments of $500 per month from the date the executive reaches the age of 65 until his or her death that the executive can use to purchase supplemental health insurance; (v) vesting of all equity awards; and (vi) continuation of any tuition reimbursements for the remainder of the calendar year in which termination occurred plus three additional years.  The executive is also entitled to a tax gross-up to the extent amounts payable to the executive in connection with a change of control event are subject to excise tax.  Under the employment agreements, “good reason” means any reduction in the executive’s authority, duties or responsibilities; an adverse change in the executive’s position, title or reporting responsibility (except for changes solely by virtue of the Company being acquired by another entity); the assignment of duties to the executive that are inconsistent with his or her position and status; a reduction in the executive’s annual salary or bonus opportunity; the failure to cure a material breach of the executive’s employment agreement by the Company; or relocation of the executive without his or her consent, all but the last of which events are subject to an opportunity to cure.

The agreements also provide that the executive’s employment terminates automatically upon the executive’s death and may be terminated by the Company in the event of the executive becoming disabled.  For purposes of the agreements, “disability” is defined as physical or mental incapacity of a nature which prevents the executive, in the good faith judgment of the Company’s Board of Directors, from performing his or her duties under the agreement for a period of 180 consecutive days or 270 days during any year.  In the event of death or disability, the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus (based on the greater of the executive’s average bonus for the two prior years or 30% of salary).  In addition, the agreements require the Company to provide each executive with a life insurance policy having a benefit payable upon death equal to three times the executive’s salary.

The agreements also provide that the executive’s employment would terminate immediately and automatically upon the expiration of the term of the agreement (December 31, 2013).  The executive would be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus; provided, however, that if the executive’s employment was terminated at the expiration of the term and the Company had not previously offered to renew the employment agreement on commercially reasonable terms, then the Company would also pay or provide (i) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period, and (ii) the annual salary to the same extent to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period.

The employment agreements have non-competition, confidentiality and non-solicitation provisions.  The non-competition provision states that the executive officer will not compete with the Company through the end of one year after cessation of employment, with certain exceptions.  The confidentiality provision states that the executive officer will maintain the confidential information of the Company in confidence during and after employment, with certain exceptions.  The non-solicitation provision states that, for one year after cessation of employment, the executive officer will not solicit for employment or hire any person who was employed by the Company during the term of such person’s employment, with certain exceptions.

Mr. Low’s employment agreement is for a three-year term.  It provides that in the event his employment is terminated by the Company without “cause” he would be entitled to earned but unpaid salary and any amounts payable under Company benefit plans and policies plus continued payment of his base salary for a period of (i) three months, if such termination occurs prior to November 11, 2009 (the first anniversary of the agreement), or (ii) six months if termination occurs thereafter.  In the event of any other termination of employment, he would only be entitled to earned but unpaid salary and any amounts payable under Company benefit plans and policies.  For purposes of Mr. Low’s employment agreement, “cause” means willful misconduct or gross negligence; dishonesty or misappropriation of assets; certain absences from work; unauthorized disclosure of confidential or proprietary information under certain circumstances; conviction of certain crimes or violation of certain laws; willful or grossly negligent violation of the Company’s policies and procedures or of reasonable and appropriate directions from senior management; and unsatisfactory performance not remedied within 30 days of notice.  Mr. Low’s agreement contains non-competition, confidentiality and non-solicitation provisions.

The restricted stock awards granted to the executive officers generally become fully vested upon the executive’s death or disability, upon a change in control of the Company, a decrease in the Company’s ownership of the subsidiary or division employing the executive to less than 25%, or, in the case of awards granted before 2010, upon a termination of the executive’s employment by the Company without “cause.”  The stock option awards granted to the executive officers generally become fully vested upon the executive’s retirement, death or disability, or upon a change in control of the Company or a decrease in the Company’s ownership of the subsidiary or division employing the executive to less than 25%.  In addition, pursuant to their employment agreements, the equity awards of Ms. Lipson, Ms. Silverberg, and Mr. Pemble become fully vested upon a termination of the executive’s employment by the Company without “cause” or by the executive for “good reason.”  The stock option awards generally provide that options terminate immediately upon a termination for “cause,” 90 days after voluntary resignation or resignation for “good reason,” six months after termination of the executive’s employment by the Company without “cause,” two years after termination due to retirement, death, or disability, and one year after a termination of employment following a change in control.

The following table provides an estimate of the potential payments and benefits that each of the named executives would be entitled to receive upon termination of employment under various circumstances and upon a change of control.  In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2010.  The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously vested stock options (which amount can be calculated from the “Outstanding Equity Awards at 2010B Fiscal Year-End” table).  The table also does not include benefits that are provided on a non-discriminatory basis to salaried employees generally, including amounts payable under the Company’s 401(k) Plan.

	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits ($)	Accelerated Vesting of Equity Awards ($)(1)	Continued Tuition Allowance ($)	Tax Gross-up ($)	Total Termination Benefits ($)
Roberta Lipson
• Voluntary Resignation or Termination for Cause	191,286(2)	—	—	—	—	191,286
• Death or Disability	100,625(3)	—	1,315,129	—	—	1,415,754
• Retirement	191,286(2)	—	179,347	—	—	370,633
• Termination Without Cause or for Good Reason	2,072,144	267,632(4)	1,315,129	337,500(5)	—	3,992,405
• Change of Control	—	—	1,315,129	—	—	1,315,129
• Sale of Subsidiary or Division Employing Executive	—	—	1,315,129	—	—	1,315,129
• Termination Without Cause or for Good Reason after Change of Control	1,607,198	267,632(4)	1,315,129	337,500(5)	1,411,222	4,938,681
• Failure to Renew	566,953	16,332	—	—	—	583,285
Elyse Beth Silverberg
• Voluntary Resignation or Termination for Cause	168,579(2)	—	—	—	—	168,579
• Death or Disability	90,563(3)	—	1,066,919	—	—	1,157,482
• Retirement	168,579(2)	—	155,830	—	—	324,409
• Termination Without Cause or for Good Reason	1,868,616	306,123(4)	1,066,919	—	—	3,241,658
• Change of Control	—	—	1,066,919	—	—	1,066,919
• Sale of Subsidiary or Division Employing Executive	—	—	1,066,919	—	—	1,066,919
• Termination Without Cause or for Good Reason after Change of Control	1,423,600	306,123(4)	1,066,919		1,115,248	3,911,890
• Failure to Renew	506,679	16,332	—	—	—	523,011

	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits ($)	Accelerated Vesting of Equity Awards ($)(1)	Continued Tuition Allowance ($)	Tax Gross-up ($)	Total Termination Benefits ($)
Lawrence Pemble
• Voluntary Resignation or Termination for Cause	184,020(2)	—	—	—	—	184,020
• Death or Disability	81,000(3)	—	1,071,708	—	—	1,152,708
• Retirement	184,020(2)	—	144,129	—	—	328,149
• Termination Without Cause or for Good Reason	1,823,280	335,470(4)	1,071,708	337,500(5)	—	3,567,958
• Change of Control	—	—	1,071,708	—	—	1,071,708
• Sale of Subsidiary or Division Employing Executive	—	—	1,071,708	—	—	1,071,708
• Termination Without Cause or for Good Reason after Change of Control	1,328,850	335,470(4)	1,071,708	337,500(5)	1,523,074	4,596,602
• Failure to Renew	486,420	18,623	—	—	—	505,043
Robert C. Low
• Voluntary Resignation or Termination for Cause	—	—	—	—	—	—
• Death or Disability	—	—	325,113	—	—	325,113
• Retirement	—	—	15,926	—	—	15,926
• Termination Without Cause	113,568	—	61,838	—	—	175,406
• Change of Control	—	—	325,113	—	—	325,113
• Sale of Subsidiary or Division Employing Executive	—	—	314,108	—	—	314,108
• Termination Without Cause after Change of Control	113,568	—	325,113	—	—	438,681
• Failure to Renew	—	—	—	—	—	—

(1)
Reflects the value of restricted stock and the option spread of stock options whose vesting is accelerated, in each case based on the closing price of the Chindex common stock on December 31, 2010 ($16.49 per share).

(2)	Reflects earned but unpaid bonus for fiscal 2010B.

(3)	Amount paid in lieu of earned but unpaid bonus for fiscal 2010B.

(4)	Calculated using an assumed life expectancy of 85 years and an annual inflation rate of 3%.

(5)	Calculated using the maximum benefit allowed under employment agreement. Actual usage has been lower.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this Proxy Statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this Proxy Statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote.  However, our Compensation Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

The Compensation Committee has overseen the development of our compensation program that is described in the Compensation Discussion and Analysis section of this Proxy Statement and in the tables and narrative in the Executive Compensation section. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals of the Company, and that the Company’s executive compensation program has succeeded in aligning executive pay with Company performance.

As shown in the table below, the cumulative return to holders of the Company’s Common Stock for our last five full fiscal years and our short fiscal year ended December 31, 2010 has significantly outperformed the cumulative return of the NASDAQ composite market index and a randomly selected “peer group” of 15 companies having a market capitalization similar to that of the Company for the same period.  (Due to our unique operations in China, we do not use a published industry or line-of-business basis for identifying a peer group, and do not believe we could reasonably identify a different peer group. The companies that comprise the selected peer group are set forth in the Company’s Transition Report on Form 10-KT filed with the SEC.) The comparison assumes $100 was invested at the close of business on March 31, 2005 in the Company’s Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no cash dividends during this period.

Total Shareholder Return

Our Board of Directors believes that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES
ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this Proxy Statement an advisory stockholder vote on the frequency of future stockholder advisory votes on our executive compensation. In particular, we are asking shareholders to vote on whether such future advisory votes should be held every year, every two years, or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially).  We believe that this frequency is the best approach for the Company for a number of reasons, including the following:

•	Our compensation programs do not change significantly from year to year.

•
We believe that the success of our compensation programs in aligning pay with Company performance can be better evaluated by considering the results of our programs over a multi-year period rather than based on a single year.

•
We believe a triennial advisory vote on executive compensation is desirable in order to provide the Compensation Committee sufficient time to evaluate the results of the most recent advisory vote on executive compensation, to discuss the vote with our shareholders, to develop and implement any changes to our program that may be appropriate, and to have those changes in effect so that shareholders can see and evaluate the effects of those changes. Because the advisory vote on executive compensation will occur after the Company’s executive compensation programs for the year have already been implemented, we believe it will not be feasible to address any shareholder concerns expressed in that year’s advisory vote in time for the next vote if voting occurs on an annual basis.

•
An annual vote on executive compensation is not necessary in order to provide shareholders with a means of communicating with our Board of Directors. The Company’s stockholders have the opportunity to communicate with the Board on matters of concern to them, including executive compensation, under our existing policies, as discussed under “Corporate Governance —Stockholder Communications with the Board of Directors.”

Stockholders will be able to specify one of four choices for this proposal -- one year, two years, three years, or abstain.  Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board of Directors. The Board will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation. However, notwithstanding the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of major changes to compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD OCCUR EVERY THREE YEARS.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as set forth below, since April 1, 2010, there has not been any transaction, and there is no currently proposed transaction, involving the Company and any of its directors, executive officers, 5% stockholders or any members of the immediate family of any of the foregoing persons, which transaction would be disclosable pursuant to Item 404 of Regulation S-K as promulgated by the SEC.

The Company has entered into a transaction with Fosun Industrial Co., Limited (“Fosun Industrial”), which is the beneficial owner of more than 5% of the Company’s Common Stock.  On June 14, 2010, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Shanghai Fosun Pharmaceutical (Group) Co., Ltd (“Fosun Pharmaceutical”) and its subsidiary Fosun Industrial (together with Fosun Pharmaceutical, the “Fosun Entities”).  Depending on the context, references herein to the Company or any Fosun Entity may include respective direct and indirect subsidiaries thereof.  Pursuant to the Stock Purchase Agreement, the Company agreed to issue and sell to Fosun Industrial a total of 1,990,447 shares (the “Shares”) of the Company’s common stock at a purchase price of $15 per share, for an aggregate purchase price of approximately US$30 million, the net proceeds of which are expected to be used, among other things, to continue expansion of the Company’s United Family Healthcare network.

Pursuant to the Stock Purchase Agreement, the sale of the Shares would be completed in two closings.  The first closing occurred on August 27, 2010, at which the Company issued 933,022 Shares to Fosun Industrial for an aggregate purchase price of $13,995,330.  At the second closing under the Stock Purchase Agreement, the Company would sell the remaining 1,057,425 Shares to Fosun Industrial for an aggregate purchase price of $15,861,375.  The second closing under the Stock Purchase Agreement is subject to the consummation in full of a joint venture (the “Joint Venture”) among the parties to be comprised of the Company’s Medical Products division and certain of the Fosun Entities’ medical equipment distribution businesses in China.

On June 14, 2010, the Company, Fosun Pharmaceutical and Fosun Industrial entered into a Stockholder Agreement (the “Stockholder Agreement”).  Under the Stockholder Agreement, until the first to occur of (i) Fosun Industrial holds 5% or less of the outstanding shares of common stock, (ii) there shall have been a change of control of the Company as defined in the Stockholder Agreement, and (iii) the seventh anniversary of the first closing, Fosun Industrial has agreed to vote its shares in accordance with the recommendation of the Company’s Board of Directors on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters and with respect to certain proxy or consent solicitations.  The Stockholder Agreement also contains standstill restrictions on Fosun Industrial generally prohibiting the purchase of additional securities of the Company.  The standstill restrictions terminate on the same basis as does the voting agreement above, except that the 5% standard would increase to 10% upon the second closing.  In addition, the Stockholder Agreement contains a Fosun Industrial lock-up restricting sales by Fosun Industrial of its shares of the Company’s common stock for a period of up to five years following the date of the Stockholder Agreement, subject to certain exceptions.

Effective on December 31, 2010, the Company, Fosun Pharmaceutical and Fosun Industrial and certain of their respective subsidiaries formed the Joint Venture created and consolidated under Chindex Medical Limited (“Chindex Medical”), a Hong Kong company, for the purpose of engaging in the business (the “Business”) of, among other things, (i) the marketing, distribution and servicing of medical equipment in China and Hong Kong (except that sales and distribution related activities in relation to sales and servicing in China and Hong Kong may take place in other jurisdictions) and (ii) the manufacturing, marketing, sales and distribution of medical devices and medical equipment and consumables (the “Medical Products Business”), including our former Medical Products division, which was transferred to the Joint Venture effective December 31, 2010.

The Company, a subsidiary of the Company and Chindex Medical entered into the Formation Agreement (the “Formation Agreement”) dated December 28, 2010 with Fosun Pharmaceutical and certain of its subsidiaries.  The Formation Agreement provides for the formation and investiture of Chindex Medical by the Company and the Fosun Entities in two separate closings.

On December 31, 2010, the initial closing (the “Initial Closing”) under the Formation Agreement took place pursuant to which Chindex Medical is now 51%-owned by Fosun Pharmaceutical and 49%-owned by the Company.  At the Initial Closing, Fosun Pharmaceutical purchased its 51% interest in Chindex Medical for a secured promissory note in the amount of US$20 million.  Also at the Initial Closing, the Company acquired its 49% interest in Chindex Medical (the “Acquisition”) in return for the disposition to Chindex Medical (the

“Disposition”) of the portion of the Business contributed thereto by the Company.  As a result of the Disposition, Chindex Medical owns the Business contributed by the Company but does not yet own the portion of the Business to be contributed by Fosun Pharmaceutical pursuant to the Formation Agreement.  The contribution and investiture to Chindex Medical of the portion of the Business to be contributed by Fosun Pharmaceutical is subject to the receipt of requisite governmental approvals and other closing conditions.  Upon satisfaction thereof, such contribution and investiture would be effected at a final closing (the “Final Closing”), currently expected to occur during the second quarter of 2011, under the Share Transfer Agreement previously entered into by Fosun Pharmaceutical and a subsidiary of Chindex Medical, dated as of December 27, 2010, which provides for such contribution and final investiture at the Final Closing.

On December 31, 2010, at the Initial Closing, a subsidiary of Chindex Medical, Fosun Pharmaceutical and a subsidiary of Fosun Pharmaceutical entered into an Entrusted Management Agreement (the “Entrustment Agreement”), which allows for the management and operation of the entire Business pending the Final Closing, including that portion of the Business to be contributed by Fosun Pharmaceutical.  The Entrustment Agreement entrusts such management and operation to a subsidiary of Chindex Medical from the Initial Closing until the Final Closing, giving such subsidiary full power and authority over the entire Business.  For such services, such Chindex Medical subsidiary will be entitled to receive fees based on profitability.

On December 31, 2010, at the Initial Closing, a subsidiary of Chindex Medical, Fosun Pharmaceutical and a subsidiary of Fosun Pharmaceutical entered into a Shareholder’s Voting Proxy Agreement, which confers on Chindex Medical all of the rights of Fosun Pharmaceutical as shareholder with respect to the portion of the Business to be contributed by Fosun Pharmaceutical during the pendency of the Entrustment Agreement.

On December 31, 2010, at the Initial Closing, a subsidiary of the Company, a subsidiary of Fosun Pharmaceutical, Chindex Medical, subsidiaries of Chindex Medical, and the Fosun Pharmaceutical subsidiaries (the “Entrusted Companies”) owning the portion of the Business to be contributed by Fosun Pharmaceutical entered into a Joint Venture Governance and Shareholders Agreement relating to the ownership, management and operation of Chindex Medical as a 51-49% joint venture and the management and operation of the subsidiaries of Chindex Medical and the Entrusted Companies.

On December 31, 2010, at the Initial Closing, the Company and Chindex Medical entered into a Trademark License Agreement (the “License Agreement”).  The License Agreement provides for the limited worldwide license by the Company to Chindex Medical of the use of the name “Chindex” and certain related names and marks in connection with the Business.  Subject to various terms and conditions, the Company would be paid a royalty under the License Agreement equal to two percent of gross sales, as defined, from goods manufactured by or for Chindex Medical and one percent of such gross sales from goods distributed but not manufactured by or for Chindex Medical.

On December 31, 2010, at the Initial Closing, the Company and a subsidiary of Chindex Medical entered into a Services Agreement (the “Services Agreement”).  In connection with the Services Agreement, Elyse Beth Silverberg and Lawrence Pemble serve as Chief Operating Officer and Chief Financial Officer, respectively, at, and would devote substantial time and effort to, Chindex Medical.  The Services Agreement also provides for the performance of such services by such executives as well as for the performance of other services to Chindex Medical by other current Company employees.  The Services Agreement further provides for payments to the Company for such services and related arrangements between the parties.  In connection with the Services Agreement, the Company will continue to compensate such executives and certain such employees, which compensation is expected to be substantially offset by such payments from Chindex Medical. In addition, in order to accommodate the performance of such services to Chindex Medical by Ms. Silverberg and Mr. Pemble, on December 31, 2010, at the Initial Closing, the Company and each of them amended her or his existing employment agreement with the Company.

Upon the purchase of the final portion of the Shares under the Stock Purchase Agreement, which is expected to be satisfied upon the Final Closing and final investiture of Chindex Medical, Fosun Pharmaceutical would have the right to, among other things, nominate two representatives for election to the Company’s Board of Directors, which would be increased to nine members, and pledge its shares, subject to certain conditions.  Further, such final portion of the Shares to be purchased by Fosun Pharmaceutical will be subject to the terms of the Stockholder Agreement, which currently governs other shares of the Company’s common stock held by Fosun Entities.  In order to induce Fosun Industrial to enter into the transaction and without any consideration therefor, each of the Company’s chief executive, operating and financial officers, in their capacities as stockholders of the Company, has agreed to certain limitations on his or her right to dispose of shares of the Company’s common stock and to vote for Fosun Industrial’s nominees.

The Audit and Finance Committee of the Board of Directors is responsible for review and oversight of all related party transactions. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest.  The Audit and Finance Committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

OWNERSHIP OF VOTING SECURITIES

The following table sets forth information as to the ownership of shares of the Company’s Common Stock and Class B Common Stock as of March 29, 2011 with respect to (i) holders known to the Company to beneficially own more than five percent (5%) of the outstanding Common Stock or Class B Common Stock, (ii) each director, (iii) the Company’s named executive officers and (iv) all directors and executive officers of the Company as a group:

	Amount and Nature Of Beneficial Ownership(2)(3)		Percent of:
Name and Address of Beneficial Stockholder(1)	Common Stock(4)	Class B Common Stock(4)	Common Stock	Class B Common Stock	Combined(5)
Roberta Lipson	396,785(6)	660,000(7)	2.6%	56.8%	19.4%
Elyse Beth Silverberg	391,971(8)	390,750	2.5%	33.6%	12.2%
Lawrence Pemble	253,781(9)	111,750	1.6%	9.6%	4.1%
Julius Y. Oestreicher	171,671(10)	0	1.1%	0%	Less than 1%
Carol R. Kaufman	45,500	0	Less than 1%	0%	Less than 1%
Kenneth A. Nilsson	81,000(11)	0	Less than 1%	0%	Less than 1%
Holli Harris	47,987	0	Less than 1%	0%	Less than 1%
Robert C. Low	26,500(12)	0	Less than 1%	0%	Less than 1%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	2,653,016(13)	0	17.3%	0%	11.9%
Fosun Industrial Co., Ltd. Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong, China	3,157,163(14)	0	20.6%	0%	14.2%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	784,680(15)	0	5.1%	0%	3.5%
All Executive Officers and Directors as a Group (8 persons)	1,415,195(16)	1,162,500	8.9%	100.0%	36.6%
_______________

(1)	Unless otherwise indicated, the business address of each person named in the table is c/o Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814.

(2)
Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares indicated below.  The indicated party has voting but not investment power with respect to shares identified as unvested shares of restricted stock.

(3)	Beneficial ownership is calculated in accordance with Item 403 of Regulation S-K as promulgated by the SEC.

(4)	The Common Stock is entitled to one vote per share, and the Class B Common Stock is entitled to six votes per share.

(5)
Indicates percentage voting power represented by beneficial ownership when the Common Stock and Class B Common Stock vote together, based on a total of 15,323,601 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding as of March 29, 2011.

(6)
Includes 68,877 unvested shares of restricted stock, 158,040 shares underlying options that are currently exercisable or will become exercisable within 60 days and 10,800 shares held by the Benjamin Lipson Plafker Trust, of which Ms. Lipson is a trustee.

(7)	Includes 30,000 shares held by each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, of each of which Ms. Lipson is a trustee.

(8)	Includes 55,251 unvested shares of restricted stock and 172,916 shares underlying options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 56,251 unvested shares of restricted stock and 169,416 shares underlying options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 125,100 shares underlying options that are currently exercisable.

(11)	Includes 2,000 shares owned by Mr. Nilsson’s wife, as to which shares Mr. Nilsson disclaims beneficial ownership.

(12)	Includes 18,750 unvested shares of restricted stock and 4,000 shares underlying options that are currently exercisable.

(13)
The amount and nature of beneficial ownership of the shares held by JPMorgan Chase & Co. is based solely on a Schedule 13G/A filed with the SEC on February 2, 2009.  The Schedule 13G/A indicates that such number of shares includes 808,190 shares owned by Magenta Magic Limited c/o JPMorgan Chase Bank, N.A., 26/F Chater House, 8 Connaught Road, Central, Hong Kong.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G/A, but have no reason to believe that such information is not complete or accurate.

(14)
The amount and nature of beneficial ownership of the shares held by Fosun Industrial Co., Ltd is based solely on the Schedule 13D/A filed with the SEC on August 27, 2010.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13D/A, but have no reason to believe that such information is not complete or accurate.  Under the Stockholder Agreement, until the first to occur of (i) Fosun Industrial holds 5% or less of the outstanding shares of common stock, (ii) there shall have been a change of control of the Company as defined in the Stockholder Agreement, and (iii) the seventh anniversary of the first closing, Fosun Industrial has agreed to vote its shares in accordance with the recommendation of the Company’s Board of Directors on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters and with respect to certain proxy or consent solicitations, see “Transactions with Related Persons, Promoters and Certain Other Control Persons.”

(15)
The amount and nature of beneficial ownership of the shares held by BlackRock, Inc. is based solely on the Schedule 13G/A filed with the SEC on February 3, 2011.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G/A, but have no reason to believe that such information is not complete or accurate.

(16)	Includes 199,129 unvested shares of restricted stock and 629,472 shares underlying options that are currently exercisable or will become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with except one filing reflecting three transactions by Ms. Silverberg and one filing reflecting two transactions by Mr. Pemble.

PROPOSAL 4—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Finance Committee has selected the firm of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2010.  Neither the Company’s governing documents nor applicable law requires stockholder ratification of the appointment of our independent registered public accounting firm.  However, the Audit and Finance Committee has recommended, and the Board of Directors has determined, to submit the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain BDO USA, LLP.  Even if the stockholders ratify the appointment, the Audit and Finance Committee has the discretion to change the independent registered public accounting firm at any time.

Information concerning BDO USA, LLP’s services for Chindex and fees billed for the fiscal years ended December 31, 2010, March 31, 2010 and March 31, 2009 can be found in the “Independent Registered Public Accounting Firm” section below.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

Report of the Audit and Finance Committee

This Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit and Finance Committee reviewed and discussed with management the audited financial statements in the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2010, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit and Finance Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States of America, their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, “Communication With Audit Committees,” as adopted by the Public Company Accounting Oversight Board.  In addition, the Audit and Finance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management.

The Audit and Finance Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit and Finance Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2010 for filing with the SEC.

The Audit and Finance Committee determined that the provision by BDO USA, LLP of non-audit services was compatible with maintaining the independence of BDO USA, LLP.  In certain cases, the Audit and Finance Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit and Finance Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting.  During the period from April 1, 2010 through December 31, 2010, all services were pre-approved by the Audit and Finance Committee in accordance with its charter and this policy.

RESPECTFULLY SUBMITTED:

THE AUDIT AND FINANCE COMMITTEE

Holli Harris (Chair)
Carol R. Kaufman
Kenneth A. Nilsson
Julius Y. Oestreicher

Independent Registered Public Accounting Firm

The Audit and Finance Committee has selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  They will have the opportunity to make a statement if they desire to do so.

Fees

The following table shows the fees billed by BDO USA, LLP during the last three fiscal years:

	Fiscal Year Ended December 31, 2010	Fiscal Year Ended March 31, 2010	Fiscal Year Ended March 31, 2009

Audit Fees: (a)	$898,000	$894,000	$1,094,000
Audit-Related Fees: (b)	5,000	5,000	5,000
Tax Fees: (c)	0	0	0
All Other Fees: (d)	0	0	0
Total	$903,000	$899,000	$1,099,000
_______________

(a)
Represents fees for professional services provided in connection with the audit of our annual financial statements (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of our quarterly financial statements, advice on accounting matters that arose during the audit, and audit services provided in connection with other statutory or regulatory filings.

(b)	This represents fees for assurance and related services related to the performance of the audit or review of financial statements that are not included in audit fees reported in (a).

(c)	Represents fees for tax compliance, tax advice, and tax planning.

(d)	Represents fees billed for products and services provided by the principal accountant, other than the services reported in (a), (b) and (c).

Auditor Independence

The Audit and Finance Committee has determined that the provision by BDO USA, LLP of non-audit services is compatible with maintaining the independence of BDO USA, LLP.  In accordance with its charter, the Audit and Finance Committee approves in advance all audit and non-audit services to be provided by BDO USA, LLP.  In certain cases, the Audit and Finance Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit and Finance Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting.  During the period from April 1, 2010 through December 31, 2010, all services were pre-approved by the Audit and Finance Committee in accordance with this policy.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above.  If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered.  You can notify us by sending a written request to Chindex International, Inc., Investor Relations, 4340 East West Highway, Suite 1100, Bethesda, MD 20814 or call us at (301) 215-7777 if (i) you wish to receive a separate copy of an annual report or proxy statement for this meeting; (ii) you would like to receive separate copies of those materials for future meetings; or (iii) you are sharing an address and you wish to request delivery of a single copy of annual reports or proxy statements if you are now receiving multiple copies of annual reports or proxy statements.

The Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered to be the STOCKHOLDER OF RECORD of those shares and these proxy materials are being sent directly to you by Chindex.  As the STOCKHOLDER OF RECORD, you have the right to vote by proxy or to vote in person at the meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held IN STREET NAME, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the STOCKHOLDER OF RECORD of those shares.  As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting.  If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so.  Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Advance Notice Procedures

Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or on behalf of a stockholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) at least 60 days prior to the anniversary date of the preceding year’s annual meeting - that is, with respect to the 2012 annual meeting, by April 11, 2012.  These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Stockholder Proposals for the 2012 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2012 may do so by following the procedures prescribed in SEC Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Company’s Secretary no later than December 30, 2011.  Proposals should be sent to Secretary, Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.

Financial Materials

STOCKHOLDERS MAY REQUEST FREE COPIES OF OUR FINANCIAL MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CHINDEX INTERNATIONAL, INC., 4340 EAST WEST HIGHWAY, SUITE 1100, BETHESDA, MD 20814, ATTENTION: SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.chindex.com.

Stockholder List

A list of registered stockholders on the record date for the Annual Meeting (the “List”) will be available for inspection from May 31, 2011 through the Annual Meeting at the offices of the Company, at 4340 East West Highway, Suite 1100, Bethesda, MD 20814.  The List will be available at the Annual Meeting and may be inspected by any stockholder who is present.

0

PROXY

CHINDEX INTERNATIONAL, INC.

(Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock or Class B Common Stock, as the case may be, of CHINDEX INTERNATIONAL, INC. (the "Company"), revoking all proxies heretofore given, hereby constitute and appoint Lawrence Pemble and Robert Low and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2011 Annual Meeting of Stockholders of the Company, to be held at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, MD, 20814, on Friday, June 10, 2011 at 1:00 P.M., local time, and at any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may come before the meeting. Where no choice is specified, this Proxy will be voted FOR each nominee named in Proposal 1, FOR Proposal 2, for 3 YEARS in Proposal 3 and FOR Proposal 4.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CHINDEX INTERNATIONAL, INC.

June 10, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.chindex.com/ProxyMaterials-2011.cfm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730403000000000000 1 061011

The Board of Directors Recommends a vote FOR each nominee named in Proposal 1, FOR Proposal 2, for 3 YEARS in Proposal 3 and FOR Proposal 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Seven Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve the Company's executive compensation.	☐	☐	☐

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2, for 3 YEARS in Proposal 3 and FOR Proposal 4 and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.